UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): May 21, 2008

FLO CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-52851	20-8651669
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

14000 Thunderbolt Place, Building R

Chantilly, Virginia 20151

(Address of principal executive offices)

(703) 889-5432

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

As used in this current report on Form 8-K, unless the context otherwise requires, the terms “we,” “us,” “the Company,” and “FLO” refer to FLO Corporation, a Delaware corporation.

Item 3.02.	Unregistered Sales of Equity Securities.

On May 21, 2008, we completed our convertible note financing through the issuance of our 12% senior convertible notes due 2010 in principal amount of approximately $61,000, for a total of approximately $7.1 million. The terms of the convertible note financing were previously disclosed in our quarterly report on Form 10-Q for the period ended March 31, 2008, filed with the SEC on May 20, 2008, which description is incorporated herein by reference. Pursuant to previously disclosed exchange agreements with certain holders of shares of our Series A preferred stock who purchased such notes in an amount at least equal to 30% of the stated value of such holder’s shares of Series A preferred stock, upon the final closing of the convertible note financing on May 21, 2008, we (i) exchanged each such holder’s shares of Series A preferred stock (together with the dividends accrued thereon) for shares of our Series B preferred stock, (ii) issued each such holder warrants to purchase a number of shares of our common stock equal to the whole dollar amount of the stated value of such holder’s shares of Series A preferred stock plus such accrued dividends at an exercise price of $0.60 per share, and (iii) amended each such holder’s Series A-1 warrants and Series A-2 warrants to reduce the exercise prices from $3.00 to $1.50, and from $4.00 to $2.00, respectively. The remaining holders of our Series A preferred stock, who did not purchase the convertible notes, received common stock in exchange for their outstanding shares of Series A preferred stock (together with the dividends accrued thereon), at an exchange rate of $0.80 per share of common stock, and warrants to purchase a number of shares of common stock equal to the whole dollar amount of the stated value of such holder’s shares of Series A preferred stock plus such accrued dividends at an exercise price of $0.60 per share. In addition, we amended each such holder’s Series A-1 warrants and Series A-2 warrants to reduce the exercise prices from $3.00 to $1.50, and from $4.00 to $2.00, respectively. The $0.60 warrants are exercisable for a period ending on a date that is the earlier of five years after issuance or nine months after the date that a registration statement covering the resale of the underlying shares under the Securities Act of 1933 is declared effective by the SEC.

The convertible notes, warrants, Series B preferred stock, amended Series A-1 warrants, and amended Series A-2 warrants were each offered and sold to accredited investors in reliance on exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder, and in reliance on similar exemptions under applicable state securities laws.

The foregoing description of the exchange and related documents does not purport to be complete and is qualified in its entirety by reference to the complete copies of the Certificate of Amendment of Certificate of Designations of Series B Preferred Stock, the form of warrant, the form of amended Series A-1 warrant, the form of amended Series A-2 warrant, and the exchange agreement, copies of which are filed herewith as Exhibits 3.1, 4.1, 4.2, 4.3, and 10.1, respectively, and are incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 27, 2008, we appointed William M. Lutz as our President and Chief Financial Officer. Glenn L. Argenbright, our previous President and Chief Executive Officer, will continue to serve as our Chief Executive Officer.

Prior to joining us, Mr. Lutz served in several positions with Salton, Inc., including as a member of the board of directors from September 2007 until January 2008, as Chief Executive Officer from April 2007 until January 2008, as Chief Financial Officer from December 2005 until January 2008, and as Vice President of Finance from March 2003 until December 2005. Mr. Lutz served as head of corporate consolidation and subsidiary accounting at Capital One Financial from February 2002 until he joined Salton in March 2003. Prior to that time, he held various senior finance positions with manufacturing, consumer products and service companies.

In connection with our appointment of Mr. Lutz as President and Chief Financial Officer, we entered into an employment agreement with Mr. Lutz under which he is eligible to receive an annual base salary of $190,000 and incentive compensation based on achievement of targeted goals and objectives. We also granted Mr. Lutz 175,000 restricted shares of our common stock which will vest in equal quarterly installments over a two-year period.

We agreed to reimburse Mr. Lutz for reasonable, out-of-pocket business expenses, and he is eligible for customary benefits generally available to our executive employees, subject to the terms and conditions of our plan documents. Our benefits currently include medical and dental care plans, flexible spending accounts for health and dependent care, a 401(k) plan, paid time off, and life insurance. Mr. Lutz is eligible to receive an automobile allowance of $500 per month and to be reimbursed for up to $50,000 of his moving expenses and up to $40,000 of his real estate commissions in the sale of his home if we ask him to relocate. Mr. Lutz is eligible to be reimbursed for up to $80,000 of his real estate commissions in the sale of his home if we ask him to relocate in connection with a change in control.

Mr. Lutz’s employment is “at will” and may be terminated by Mr. Lutz or by us at any time, with or without cause. In the event Mr. Lutz voluntarily resigns without good reason or we terminate him for cause, he will only receive his base salary then in effect and benefits earned and payable as of the date of termination. In the event Mr. Lutz resigns with good reason or we terminate him without cause, subject to his compliance with the surviving terms of the employment agreement and his execution of a full general release, we must pay him a severance package. The severance package would include: (a) a lump sum amount equivalent to nine months of his then-effective base salary plus benefits, payable on the next company payday; (b) payment of his COBRA insurance premiums for up to nine months; (c) the right to retain his laptop computer and personal digital assistant, subject to his delivery of such devices to us for removal of proprietary information; and (d) 100% acceleration as of the termination date of all of his then-unvested options to acquire shares of our common stock.

The foregoing description of Mr. Lutz’s employment terms does not purport to be complete and is qualified in its entirety by reference to the complete copy of the form of his employment agreement, a copy of which is filed herewith as Exhibit 10.2 and is incorporated herein by reference.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Changes in Fiscal Year.

On May 21, 2008, we filed with the Secretary of State of the State of Delaware a Certificate of Amendment of Certificate of Designations of Series B Preferred Stock in order to change the initial conversion price to $0.80 and to make other changes related to this and to the fact that we initially issued shares of Series B preferred stock on May 21, 2008. A complete copy of the Certificate of Amendment of Certificate of Designations is filed herewith as Exhibit 3.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

3.1	Certificate of Amendment of Certificate of Designations of Series B Preferred Stock

4.1	Form of Other Warrant (incorporated by reference to exhibit 4.3 to the current report on Form 8-K filed on April 8, 2008)

4.2	Form of amended Series A-1 Warrant (incorporated by reference to exhibit 4.4 to the current report on Form 8-K filed on April 8, 2008)

4.3	Form of amended Series A-2 Warrant (incorporated by reference to exhibit 4.5 to the current report on Form 8-K filed on April 8, 2008)

10.1	Exchange Agreement by and among FLO Corporation and the Holders (incorporated by reference to exhibit 10.2 to the current report on Form 8-K filed on April 8, 2008)

10.2	Employment Agreement, dated as of May 27, 2008, by and between FLO Corporation and William M. Lutz*

*	Compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLO Corporation

Dated: May 28, 2008	By:	/s/ Glenn L. Argenbright
Glenn L. Argenbright
Chief Executive Officer